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                               UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                      	Washington, D.C.  20549



                                   FORM 8-K
                               	CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event reported): June 13, 2000


                   CAMERA PLATFORMS  INTERNATIONAL, INC.
                (Debtor in possession as of October 25, 1999)
        	(Exact name of registrant as specified in its charter)

       Delaware       				           0-14675  	            95-4024550
(State or other jurisdiction				 (Commission	 IRS Employer Identification No.)
of incorporation or organization)	File Number)

               10909 Vanowen Street, North Hollywood, CA 91605
	           (Address of principal executive offices)       (Zip Code)

                          (818) - 623-1700

       	(Registrant's telephone number, including area code)

                 Not Applicable_________
  	(Former name or former address if changed since last report)



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Item 3.  Bankruptcy or Receivership

On June 13, 2000 in the United States Bankruptcy Court for the Central District of California, an order was entered confirming Camera Platform International, Inc.'s ("the Company") Second Amended Plan of Reorganization ("the Plan").

In accordance with the Plan:

     1. Administrative Claims will be paid, at the option of each such holder in cash equal to the amount of such claim or one share of the Company's new common stock for each $.25 in approved administrative claims.

     2. Tax liabilities will be paid over a six-year period in equal quarterly payments.

     3. DOOFF, Inc., the successor in interest to Foothill, the Company's secured lender, shall retain its security interest in all pre-petition collateral, which included, without limitation, all the Company's accounts receivable, inventory, equipment and all tangible and intangible assets. The loan of $1,500,000 will be all due and payable in ten years with interest only payments due monthly at the reference rate plus 2% per annum, commencing the first month immediately following the effective date of reorganization.

     4. All unsecured creditors will receive one share of new common stock for each two dollars of their approved claim.

     5.	Existing common shareholder SAC will transfer ownership representing
        4,000,000 shares of the Company's common stock to DOOFF, Inc, the Company's secured lender.

     6. DOOFF, Inc. will be issued new common stock such that it will own 49.9% of the then outstanding stock of the Company.

     7. The remaining existing shareholders will retain their shares. Their interests will be diluted by the shares issued to the unsecured creditors and to the Company's secured creditor.

Prior to the effective date of the Plan, there were 13,768,228 shares outstanding. As a result of the issuance of shares to the secured and unsecured creditors, it is anticipated that there will be approximately 25,861,000 shares outstanding at the conclusion of the reorganization.

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                            	SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           CAMERA PLATFORMS
                                          INTERNATIONAL, INC.


   Date:  June 14, 2000                 	/s/ Ronald J. Riddle
	                                            Ronald J. Riddle
                                        	Chief Financial Officer
                                         CAMERA PLATFORMS INTERNATIONAL, INC.